OPTION CONTRACT TO PURCHASE CYRIL PETROCHEMICAL
          CORPORATION PROMISSORY NOTE, MORTGAGE AND SECURITY AGREEMENT,
                          AND ALL ADDITIONAL COLLATERAL

     COMES NOW, Oklahoma Energy Corporation, as "Purchaser", and the Oklahoma Industrial Finance Authority and GEO American Resources, Inc. (by and through the Oklahoma Industrial Finance Authority) collectively the "Seller," and they recite the following:

     WHEREAS, the, Oklahoma Industrial Finance Authority (the "OIFA") is a body corporate and politic created by the Oklahoma Constitution, Article X, Section 33A, and the Oklahoma Statutes, Title 64, Sections 851-878. OIFA is a public corporation and instrumentality of the State of Oklahoma which makes industrial development loans through industrial development agencies. OIFA has its principal place of business in the City of Oklahoma City, Oklahoma County, State of Oklahoma.

     WHEREAS, on the 10th day of November, 1993, OIFA made an industrial development loan pursuant to the Oklahoma Industrial Finance Authority Act, Title 74, Oklahoma Statutes, Section 857, to the Oklahoma Development Finance Authority (the "ODFA"), a public trust, serving as an industrial development agency, in the sum of Seven Hundred Fifty Thousand Dollars ($750,000) evidencing said loan;

     WHEREAS, pursuant to the loan agreement ODFA, in turn, reloaned the total sum Seven Hundred Fifty Thousand Dollars ($750,000) in cash borrowed from OIFA to Cyril Petrochemical Corporation and Cayman Resources Corporation which jointly and severally, made, executed, and delivered to ODFA their promissory note dated November 10, 1993, in the sum of Seven Hundred Fifty Thousand Dollars ($750,000) evidencing said loan (the "Promissory Note");

     WHEREAS, as part of the above transaction and for value received, ODFA assigned and delivered the Promissory Note to OIFA which presently holds the Promissory Note;

     WHEREAS, as part of the above transaction and to secure payment of the principal and interest owing on the Promissory Note and the Loan Agreement, Cyril Petrochemical Corporation and Cayman Resources Corporation executed and delivered to OIFA that certain Mortgage and Security Agreement dated November 10, 1993, and filed in the Office of the County Clerk for Caddo County on November 18, 1993, and recorded in Book 1840 at page 142 through 155, covering that real estate situated in Caddo County, Oklahoma, as more particularly described in Exhibit "A" attached hereto. To further secure repayment of said obligations, Cyril Petrochemical Corporation executed and delivered to OIFA a Uniform Commercial Code Financing Statement as to all its present and future equipment, except the "Cracking Unit" which was centrally filed in the Office of the County Clerk for Oklahoma County, State of Oklahoma, on November 10, 1993, and numbered N03764;

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     WHEREAS,  to further secure repayment of said obligation,  Cayman Resources
Corporation pledged to OIFA all outstanding common stock of Cyril Petrochemical Corporation owned by Cayman Resources and delivered to OIFA its unregistered stock share certificate bearing number 25 in the amount of 1,000 shares; and OIFA took possession of said stock certificate and has maintained possession at all times since November 1993.

     WHEREAS, as of August 1, 1998, there was due and owing on the Promissory Note and mortgage sum of One Million One Hundred Ninety Nine Seven Hundred Twenty Four Dollars and Ninety Nine Cents ($1,119,724.90) plus Fourteen Percent (14%) interest per annum, accruing from August 1st, 1998, together with all costs and expenses to maintain the primises under the mortgage;

     WHEREAS, said Promissory Note is in default and an action is pending in cause numbered CJ 94-237, in the District Court for Caddo County, State of Oklahoma, seeking personal judgment against Cyril Petrochemical Corporation and Cayman Resources Corporation, and the foreclosure and sale of said mortgaged property. Further, that in said proceeding there is a lien for labor and material in the name of Lauren Constructors, Inc. which has been granted judgment in the amount of Three Hundred Twenty One Thousand Six Hundred Ninety Two Dollars and Forty Cents ($321,692.40), plus costs and interests, and that said lien has a priority superior to the mortgage lien of OIFA; and that said Lauren lien has been purchased and assigned to GEO American Resources, Inc., a Oklahoma corporation, and;

     WHEREAS, OIFA and GEO American Resources, Inc. have agreed to market and sell all their respective interests in the OIFA Promissory Note, mortgage and all additional collateral and the GEO American, Inc. lien for the combined total sum of Nine Hundred Fifty Thousand Dollars ($950,000), and to share the proceeds according to Exhibit "B" attached hereto;

     NOW for the sum of Twenty Thousand Dollars ($20,000) payable concurrently with the execution of this Agreement, Oklahoma Energy Corporation shall have the exclusive Option to purchase the Promissory Note, mortgage, and all additional collateral, including but not limited to all rights, title and interest in which GEO American, Inc. may have in the subject premises, all for the purchase price of Nine Hundred Fifty Thousand Dollars ($950,000). This Option shall be for a period of one-hundred twenty (120) calendar days from June 30, 2000, and shall be exercised by notice from Oklahoma Energy Corporation to OIFA ten (10) business prior to the expiration of the Option term. The Option consideration shall be applied to the purchase price;

     FURTHER, Oklahoma Energy Corporation shall have the right to extend the original Option term for four (4) additional Option terms of one (1) month each after the expiration of the original Option term for an additional payment to OIFA of Ten Thousand Dollars ($10,000) for each month extension by Notice from Oklahoma Energy Corporation and payment to OIFA on or before five (5) business days prior to the expiration of the original Option term. The additional payment shall be applied to the purchase price.

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     Upon the exercise by Oklahoma Energy Corporation of its Option, as extended if applicable, and upon payment to OIFA of the remainder of the purchase price, OIFA and GEO American Resources, Inc. agree to sell, convey, and assign their respective interests using the following form:

     The Oklahoma Industrial Finance Authority hereby sells, conveys, transfers, assigns, and delivers without recourse to Oklahoma Energy Corporation, the above described Promissory Note, which is attached hereto, and all collateral which secures said obligation, including the Mortgage and Security Agreement, dated November 10, 1993, the Uniform Commercial Code Financing Statement numbered N03764; and the Cyril Petrochemical Corporation unregistered stock share certificate number 25 in the amount of 1000 shares; and


     GEO American Resources, Inc. hereby sells, conveys, transfers, assigns, and delivers without recourse to Oklahoma Energy Corporation, all of its right, title and interest in the above described lien for labor and material and personal judgment on said lien.

     This Option and Purchase Agreement shall be governed under the laws of the State of Oklahoma.


 Dated this 30th date of June, 2000.

                                      SELLER:

                                      THE OKLAHOMA INDUSTRIAL FINANCE AUTHORITY

                                      By:  /s/ Stephen J. Blake
                                      ------------------------------------------
                                      Stephen J. Blake, Sr. Vice President

 Dated this 28th date of June, 2000

                                      PURCHASER:

                                      OKLAHOMA ENERGY CORPORATION

                                      By: /s/ Jan H. Schutze
                                      ------------------------------------------
                                      Jan H. Schutze, Chief Executive Officer
                                                      And President






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